Exhibit 10.37

REVISED 01/18/2012

January 16, 2012

Mr. Jason Mazzola

12 Retrop Road

Natick, Massachusetts 01760

Dear Jason:

On behalf of Citi Trends, Inc., I am pleased to offer you the position of Executive Vice President & Chief Merchandise Officer (CMO).  We trust that your knowledge, skills and experience will be among our most valuable assets.

Should you accept this job offer, the terms of your employment are as follows:

•                  Salary:  Annual gross starting salary of $375,000 paid in biweekly installments.  (You will be eligible for a performance and compensation review in March of 2013).

•                  Signing Bonus: You are guaranteed a $100,000 signing bonus payable within 30 days following the start of your employment. If you voluntarily terminate your employment within 24 months of your hire date, you will be obligated to refund this signing bonus to the company.

•                  Annual Performance Bonus: Participation in Executive Management Level Bonus Plan at 65% of base salary with the opportunity to achieve up to 200% of the bonus plan percent.  However, Citi Trends will guarantee a minimum bonus payout of $100,000 for FY2012.

•                  Restricted Stock: Upon your start date with Citi Trends you will be awarded 60,000 shares of restricted stock vesting: 25% (15,000 shares) in year 1;  25% (15,000 shares) in year 2; and 50% (30,000 shares) at the end of year 3.

•                  Benefits:  Benefits for salaried-exempt employees are as follow:

•                  401(k) Profit Sharing Account (eligible on the 1st of the month following 6 months of employment)

•                  Equity Awards:  Consideration for Annual Restricted Stock Awards based on company performance and personal performance achievements.

•                  Medical, Dental, Vision (you are eligible for benefits on the 1st day of your employment with Citi Trends)

•                  Company paid Life/Accidental Death Insurance

•                  Company paid Long Term Disability Insurance

•                  Vacations 4 weeks per year

•                  Note:  The Company reserves the right to change or terminate benefit programs at its sole discretion.

•                  Commuting Reimbursement: Citi Trends will reimburse the cost of weekly Boston/New York Air Shuttles and will provide an apartment or hotel in New York City for lodging.

•                  Start Date:  To Be Determined

We look forward to developing our relationship with you and hope you view this opportunity as a chance to have a long-term positive impact on our business. Nonetheless, please understand that Citi Trends is an at-will employer. That means that either you or Citi Trends are free to end the employment relationship at any time, with or without notice or cause. And nothing in this letter or Citi Trends policies or procedures, either now or in the future, is intended to change the at-will nature of our relationship.

Additionally, this offer of employment is contingent upon:

•                  Successfully passing a drug test and criminal background check

•                  Signing an Employment Non-Compete, Non-Solicitation and Confidentiality Agreement.

•                  Signing a Severance Agreement

To accept this offer, provide your electronic signature at the bottom of this page and email the document to eander250@nc.rr.com no later than Monday, January 23, 2012.  Feel free to contact me if you have questions or concerns.  I can be reached in my office at 919-623-7321.

We at Citi Trends hope that you’ll accept this job offer and look forward to welcoming you aboard.

Sincerely,

Ed Anderson

Executive Chairman

Citi Trends, Inc.

Accept Job Offer
By signing and dating this letter below, I, Jason Mazzola, accept this job offer of Executive Vice President & Chief Merchandise Officer (CMO) for Citi Trends, Inc.

Signature:	Date: